Exhibit 10.1

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is dated as of September 4, 2019 (the “Agreement Date”) and is entered into by and between Copernicus Therapeutics, Inc., a Delaware corporation (“Copernicus” or “Licensor”), and Wize Pharma, Inc., a Delaware corporation (“Wize” or “Licensee”).

BACKGROUND

A.       Copernicus is a clinical-stage biopharmaceutical company with a specific focus on utilizing gene therapy to treat diseases with high-unmet need.

B.       Wize is a clinical-stage biopharmaceutical company, which focuses on the treatment of ophthalmic disorders.

C.       Wize desires to obtain, and Copernicus desires to grant, an exclusive license to certain intellectual property rights of Copernicus in order to develop, commercialize, manufacture, market and sell products within the Field (as defined below), as described in, and subject to the terms and conditions of, this Agreement.

D.        Wize desires to obtain, and Copernicus desires to provide, certain development and manufacturing services in connection with the license granted hereunder, as described in, and subject to the terms and conditions of, this Agreement.

NOW THEREFORE, in consideration of the premises, and the receipt of good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         BINDING AGREEMENT; CLOSING.

            1.1.            Binding Agreement. Following the Agreement Date and before the Closing, the parties shall (i) use Commercially Reasonable Efforts to negotiate and enter into a mutually acceptable Development Agreement and (ii) discuss in good faith entering into a mutually acceptable manufacturing agreement and may enter into one or more other ancillary agreements (together, the “Subsequent Agreements”) incorporating terms consistent in all material respects with the terms set forth in this Agreement (for the sake of clarity, in the case of the Development Agreement, including the terms set forth in Exhibits C and F hereto), other customary terms and such other terms as Copernicus and Wize may mutually agree. Unless and until any such Subsequent Agreements are mutually executed and become effective, the parties agree to be bound by all of the terms and conditions of this Agreement. If Subsequent Agreements are not mutually executed by the earlier of (i) the Closing and (ii) 90 days after the Agreement Date, then this Agreement, together with such other agreements as the parties mutually execute and deliver, shall be the definitive agreement.

            1.2.            Initial Payment; Closing. Within two (2) Business Days after the date that this Agreement is executed and delivered by the parties, Wize shall pay and transfer to Copernicus an initial upfront payment equal to $[***]. Unless this Agreement shall have been terminated in accordance with Section 12.2 hereof, the grant of the license under Section 3 below and Wize’s obligations to make payments therefor (the “Closing”) will occur not later than on the first (1st) Business Day following the date on which each of the following conditions set forth in Section 1.2.1 and 1.2.2 is satisfied or, to the extent permitted by law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other time or means as the parties hereto shall mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

1.2.1.      The obligations of Copernicus to consummate the Closing shall be subject to the satisfaction or waiver prior to, or at, the Closing Date of each of the following conditions, any of which may be waived in writing exclusively by Copernicus:

(a)               Wize shall have transferred to Copernicus $[***] (the “Closing Fee”);

(b)               The representations and warranties of Wize set forth herein shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in accordance with the applicable standard set forth above as of such particular date); and

(c)               Wize has been and is in compliance in all material respects with, and has not materially breached, the provisions of this Agreement.

1.2.2.      The obligations of Wize to consummate the Closing shall be subject to the satisfaction or waiver prior to, or at, the Closing Date of each of the following conditions, any of which may be waived in writing exclusively by Wize:

(a)               Wize shall have completed its due diligence investigation of Copernicus, including the Copernicus Intellectual Property Rights, and shall, in its sole discretion, be satisfied with the results of such due diligence investigation;

(b)               The representations and warranties of Copernicus set forth herein shall be true and correct in all material respects, in each case, on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in accordance with the applicable standard set forth above as of such particular date); and

(c)               Copernicus has been and is in compliance in all material respects with, and has not materially breached, the provisions of this Agreement.

2.         DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

            “Affiliate” with respect to any person means any Person that controls, is controlled by, or is under common control with such Person. The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. A Person shall be regarded as in control of another corporation or non-corporate business entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting equity securities of the other corporation or entity.

            “Business Day” means any day except Friday, Saturday, Sunday, or any other day which is a legal holiday in the United States or Israel.

            “Change of Control” means, with respect to a specified party, (i) a merger or consolidation or other similar transaction to which the party entered where the shareholders of such party immediately prior to such transaction hold, following the transaction, less than fifty percent (50%) of the voting securities of the surviving entity; or (ii) the sale, exchange, or transfer of all or substantially all of the assets of such party (on a consolidated basis) after which the shareholders of the party immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets were transferred. Notwithstanding the foregoing, the term Change of Control shall not include (i) any transaction or series of related transactions that are part of an internal voluntary reorganization and/or restructuring of the party that does not involve the acquisition of control by a third party, or (ii) a transaction involving the sale of securities of a party primarily for purposes of financing.

            “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent, good-faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment, it being understood and agreed that, with respect to the development, manufacture, and commercialization of a Product, such efforts shall be substantially equivalent to those efforts and resources (including financial resources) commonly used by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its product life and is of similar market potential as the Product.

           “Confidential Information” means, with respect to a party hereto (including its Affiliates, the “Disclosing Party”), all proprietary and sensitive information, including all tangible and intangible embodiments thereof, which is or was disclosed by or on behalf of such Disclosing Party to the other Party (“Recipient”) in connection with this Agreement.  Notwithstanding the foregoing, Confidential Information shall not include information which: (a) has been publicly known prior to disclosure of such information by Disclosing Party to Recipient, (b) has become publicly known, without fault on the part of Recipient, subsequent to disclosure of such information by Disclosing Party to Recipient, (c) has been received by Recipient at any time from a source, other than Disclosing Party, rightfully having possession of and the right to disclose such information without restriction, (d) is otherwise known by Recipient prior to disclosure of such information by Disclosing Party to Recipient or (e) has been independently developed by employees or agents of Recipient without access to or use of such information disclosed by Disclosing Party to Recipient.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Copernicus Intellectual Property Rights” means any and all Licensed Patents and all other Intellectual Property owned by Copernicus, including all Intellectual Property rights that Copernicus may develop, create or own after the Agreement Date.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

“Field” means the ophthalmic indication of Choroideremia for the treatment of human and animals.

“Intellectual Property” means all patents, patent applications, and the foreign equivalents thereof, registered and unregistered copyrights, registered and unregistered trademarks, trade names, service marks or service names, know-how, trade secrets and any other intellectual property rights in any jurisdiction throughout the world, whether registered or not.

“Knowledge” with respect to a party, means the actual knowledge of any officer or director of such party, in each case, as such knowledge would be imputed to such persons upon good faith inquiry of the relevant matter.

“Licensed Patents” shall mean any patents and patent applications (including certificates of invention and applications for certificates of invention) and all divisions, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions, supplementary protection certificates, provisional applications, and the like of any such patents and patent applications, and any foreign equivalents thereof, owned (or purported to be owned) by Copernicus as of the date of this Agreement, or as may become owned (or purported to be owned) by Copernicus after the Agreement Date, in each case, relating to the Field. The currently existing United States and foreign patents and patent applications containing claims within the Licensed Patents are listed in Exhibit A hereto.

“Licensed Patent Specific to the Field” shall mean a Licensed Patent that is specific solely to the Field, relates only to the Field, and does not relate to or cover other inventions, products or intellectual property outside of the Field

“Person” means any individual, corporation, partnership, limited liability company, governmental entity, trust, business trust, association, joint stock company, joint venture, sole proprietorship or unincorporated organization.

“Rare Pediatric Priority Review Voucher” or “PRV” means a priority review voucher awarded by the FDA to the sponsor of a rare pediatric disease product application pursuant to Section 529 of the FD&C Act, as amended, or an equivalent voucher under a superseding law, which voucher entitles the holder thereof to receive priority review from the FDA for any product of its choice.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Product” or “Licensed Product” means any finished product, method, composition, compound, prophylactic, therapeutic agent or component thereof, in each case within the Field, the manufacture, use, offer for sale, or sale of which would, but for the license or sublicense granted hereunder, infringe any Valid Claim of any Licensed Patent. Licensed Product shall include a product manufactured in a country in which such manufacture is covered by a Valid Claim and thereafter exported to and sold in a country in which no Valid Claim exists.

“Net Sales” or “net sales” means the gross amount actually received by Licensee or any of its Affiliates or Sublicensees from a Third Party for the sale to such Third Party of Licensed Products less the sum of the following deductions and offsets allowed, accrued, paid, or taken relating specifically to Licensed Products: (a) discounts and rebates allowed in amounts customary in the trade; (b) sales, tariff duties, and excise, use, and value-added taxes; (c) costs of packing, insurance, delivery charges, outbound transportation prepaid or allowed; and (d) amounts allowed or credited on returns. The amount of Net Sales by an Affiliate or a Sublicensee shall be deemed to be the amount of Net Sales by Licensee. However, sales of Licensed Products by Licensee to any Affiliate or Sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or Sublicensees to Third Parties shall be deemed Net Sales hereunder.

For purposes of this definition, where a Product(s) is sold in combination with other products, components or substances, “Net Sales” for purposes of royalty payments on the combination product in a country, shall be calculated by multiplying the net sales amount for the combined product in such country by “A/(A+B),” where “A” is the price of the standalone Product sold separately in such country and “B” is the price for the other included products/components/substances in such combination product in such country. If no such separate sales of the Licensed Product are made by Wize, its Affiliates or (sub)licensees, Net Sales for royalty determination shall be calculated by multiplying net sales of the combination by the fraction C/(C+D), where “C” is the fully allocated cost of the Product in such country and “D” is the fully allocated cost of such other products/components/substances in such country.

In addition, sales of Licensed Products between or among Wize, its Affiliates or its Sublicensees shall be excluded from the computation of Net Sales, except in those instances in which the purchaser is also the end-user of the Licensed Product sold. Further, transfers of reasonable quantities of Licensed Product by Wize, any of its Affiliates or of its Sublicensee to a Third Party that is not a Sublicensee for use in the development of such Licensed Product (and not for resale) and transfers of industry standard quantities of Licensed Product for promotional purposes shall not be deemed a sale of such Licensed Product that gives rise to Net Sales for purposes of this definition.

“SEC” means the U.S. Securities and Exchange Commission.

“Sublicensee” means a Person that is granted a sublicense, in whole or in part, by Wize under this Agreement.

“Territory” means the world.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Third Party” means a Person other than the parties to this Agreement or their respective officers, directors, employees, agents, representatives, shareholders, parents or subsidiary entities, or Affiliates.

“Valid Claim” means a claim of any pending patent application or any issued, unexpired patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer or otherwise. The term Valid Claim shall also include the claims of a pending patent application within the Licensed Patents for a period of seven (7) years from the actual filing date of that patent application.

“Voucher Payment” means the consideration (including the fair market value of any non-cash consideration) actually received by Wize or any of its Affiliates from a Third Party in consideration for the sale thereto of a PRV awarded to Wize or to any of its Affiliates for the Licensed Products, if any.

3.             LICENSE.

3.1.            Grant. Subject to, and effective as of, the Closing, on the terms and subject to the conditions set forth in this Agreement, Copernicus hereby grants to Wize an exclusive license (even as to Copernicus and its Affiliates) under the Copernicus Intellectual Property Rights to develop, make, have made, use, sell, market, offer to sell, import, manufacture and otherwise to commercialize the Products solely within the Field, anywhere in the Territory, with a right of sublicense (subject to the terms of this Agreement).

3.2.            Retained Rights. No licenses or rights to any intellectual property or to any patents other than those specified in this Agreement are granted to Wize by Copernicus under this Agreement, and Copernicus shall retain all rights regarding the Licensed Patents (including all rights outside of the Field) that are not expressly licensed hereunder.

3.3.            Sublicensing. Subject to, and effective as of, the Closing, Copernicus hereby grants to Wize the right to sublicense all and any of its rights under the license granted hereunder. The granting of sublicenses will be at Wize's sole and exclusive discretion and Wize will have the sole and exclusive power to determine the identity of any sublicensee (subject to the provisions of this paragraph below), the applicable licensee fees or royalty rates that may be payable by the sublicensee to Wize (which in all events shall not affect the amounts that Wize is obligated to pay to Copernicus under this Agreement), if any, and other terms and conditions of the sublicense; provided however that (a) Licensee shall provide Licensor a true, accurate, and complete copy of each such sublicense (and each amendment thereto, if any) promptly following its execution; (b) each sublicense shall (i) be subject to, and consistent with, the applicable terms and conditions of this Agreement, (ii) not conflict with the terms of this Agreement, and (iii) contain terms and conditions reasonably sufficient to enable Licensee to comply with the terms of this Agreement; and (c) such sublicensee is either (i) an entity listed on a mutually agreed list of companies that will be attached as a schedule to this Agreement; (ii) a company which is not a direct competitor of Copernicus in the Field and which, at the time of the sublicense, has a market capitalization (or, if not publicly traded company, its fair market valuation is) of at least $[***]; or (iii) a party which has been approved by Copernicus in writing (not to be unreasonably withheld). Unless otherwise agreed in writing by Copernicus, Wize shall remain responsible for the performance of and compliance with the terms of this Agreement by all Sublicensees.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.4.            Payments.

  3.4.1.      In full consideration of the grant by Copernicus of the licenses hereunder, Wize shall make the following payments to Copernicus:

  (a)               on the Closing Date, pay the Closing Fee;

  (b)               pay to Copernicus the royalties and sublicensee fees in accordance with Exhibit B hereto; and

  (c)               pay to Copernicus the Voucher Fee, if any, in accordance with Section 4.5 below.

  3.4.2.      Each and every payment to Copernicus pursuant to this Section shall be independent, cumulative, non-refundable, and shall not be subject to set-off or considered an advance or credit on any royalties or other obligation received or owed.

  3.4.3.      In the event any tax is paid or required to be withheld on account of any royalties or other payments payable to Licensee under this Agreement, the corresponding amounts payable to Licensor shall be reduced by the amount of taxes deducted and withheld, and Wize shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensee an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant governmental authority of all amounts deducted and withheld. Any such withholding taxes required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Licensor.

4.            ADDITIONAL AGREEMENTS.

4.1.            Development. Subject to Closing, at Wize’s request, Copernicus shall use Commercially Reasonable Efforts (taking into account the obligation of Wize to make payments in accordance with this Agreement, including the schedules hereto, or the Development Agreement that the parties may mutually enter into in writing) to conduct the development of the Products in accordance with the key milestones specified, and in consideration for the consideration set forth, in Exhibits C and F hereto. To that end, following the Agreement Date, the parties shall use Commercially Reasonable Efforts to negotiate and enter into a a more comprehensive development agreement (the “Development Agreement”) incorporating the material terms and conditions described in this Agreement (for the sake of clarity, including the terms set forth in Exhibits C and F hereto), other customary terms and such other terms as Copernicus and Wize may mutually agree.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.2.            Manufacturing. Subject to Closing, at Wize’s request, Copernicus shall manufacture the Products in accordance with the key terms specified, and in consideration for the consideration set forth, in Exhibit D hereto (the “Manufacturing Plan”). To that end, at Wize’s request, following the Closing and in any event prior to the completion of Milestone 2 (as defined in Exhibit C), the parties shall negotiate in good faith and seek to enter into a comprehensive manufacturing agreement (the “Manufacturing Agreement”) incorporating the material terms and conditions described in this Agreement (including Exhibit D), other customary terms and such other terms as Copernicus and Wize may mutually agree.

4.3.            Purchase Option. The parties will, promptly following the Agreement Date, discuss in good faith the possible grant of a purchase option to Wize (“Purchase Option”) relating to the acquisition of Copernicus or a controlling stake therein by Wize through a potential merger, acquisition of shares of Copernicus or other strategic agreement (the “Purchase Option Agreement”).  Notwithstanding the foregoing, nothing in this Agreement shall impose any legal obligation on either party to enter into the Purchase Option Agreement or any other agreement relating to a Purchase Option, any Purchase Option or Purchase Option Agreement shall be created after subsequent negotiation and mutual execution of definitive agreements, and under no circumstances shall it constitute a breach of this Agreement or any other obligation of either party to the other party if the parties do not subsequently enter into any Purchase Option or Purchase Option Agreement.

4.4.            Other Copernicus Activities. Nothing in this Section 4 or elsewhere in this Agreement shall in any way limit or restrict the ability of Copernicus to enter into agreements or arrangements with third parties regarding Copernicus Intellectual Property Rights for any indication, field of use, therapeutic area or product candidate outside of the “Field” as defined in this Agreement as of the Agreement Date (without regard to any potential expansion of the Field and the license rights hereunder).

4.5.            Voucher Payment Sharing.

   4.5.1.      Subject to Closing, Wize undertakes to use its good faith efforts to seek a PRV for the Licensed Product (the “PPRV”) and Copernicus undertakes to cooperate therewith to the extent reasonably requested by Wize.

   4.5.2.      Should Wize (i) sell the PPRV (if any is obtained), the parties agree that Copernicus shall be entitled to [***]% of the Voucher Payment (the “Voucher Fee”) received by Wize or its Affiliates or (ii) use the PPRV, then Wize shall within [***] days thereafter pay to Copernicus an amount equal to [***]% of the mean value of the last three such vouchers sold (based on information reasonably available to the parties). It is hereby agreed that, if the PPRV is not sold or used by Wize within [***] years following receipt of the PPRV, then Copernicus shall thereafter be entitled to sell the PPRV and, if it is successful in doing so, Copernicus shall be entitled to the same Voucher Fee (i.e., Wize shall be entitled to the balance of the Voucher Payment).

   4.5.3.      No Voucher Payment shall be included in the Net Sales of the Licensed Product for which royalties or sublicense fees are due under Section 3 hereof.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.             REPRESENTATIONS AND WARRANTIES OF COPERNICUS. Except as disclosed in Schedule 5 hereto, Copernicus represents and warrants to Wize as follows:

5.1.            Organization; Corporate Power. Copernicus (i) is a legal entity duly organized and validly existing under the Laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Copernicus has the corporate power and authority to enter into this Agreement and the other agreements contemplated hereunder and to perform its obligations hereunder and therewunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the other agreements contemplated hereunder have been duly authorized by all requisite corporate action on the part of Copernicus. This Agreement has been duly executed and delivered by Copernicus and, assuming the due authorization, execution and delivery by Wize, constitutes a legal, valid and binding obligation of Copernicus, enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Bankruptcy and Equity Exception”).

5.2.            No Conflict. Copernicus has neither executed agreements nor granted rights in conflict with the rights and licenses granted hereunder or with the Purchase Option Agreement, if executed. The execution, delivery and performance by Copernicus of this Agreement and the transactions contemplated hereunder require no consent of, action by or in respect of, or filing with, any Person.

5.3.            Intellectual Property.

   5.3.1.      Copernicus has not received any notice of any potential or threatened claim of infringement of Third Party Intellectual Property. To its knowledge (without conducting a third party patent search), there are no issued or granted patents that would be infringed by the practice of any of the Licensed Patents within the Field as permitted under the license rights granted in this Agreement. To its knowledge, there are no court orders, judgments or decrees to which Copernicus is a party or by which its assets are bound that impair or restrict the use, validity or enforceability of any of the Licensed Patents and no action, suit, inquiry, proceeding or investigation is currently pending before any court, administrative agency or other governmental body in which such use, validity or enforceability is being challenged or questioned in any way, either directly or indirectly, by way of claim, counterclaim or affirmative defense.

   5.3.2.      The patents and patent applications identified on Exhibit A hereto are all the patents and patent applications owned by Copernicus that are necessary or useful for Wize to make, use, offer to sell, sell, and import the Licensed Products.

   5.3.3.      Copernicus is the sole and exclusive owner of the entire right, title, and interest in and to the Licensed Patents.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

  5.3.4.      To its knowledge (without conducting a third party patent search), Copernicus has complied with all applicable laws in connection with the prosecution of the Licensed Patents, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto.

  5.3.5.      There is no settled, pending, or to its knowledge threatened litigation, claim, or proceeding against Copernicus.

Investor Status. Copernicus has (and each time it is issued shares, shall have) the knowledge and experience in financial and business matters such that Copernicus is capable of evaluating the merits and risks of its investment in the Wize common stock, acknowledges that the Wize common stock, if issuable hereunder, will be “restricted securities”, and can afford to suffer complete loss of its investment in the Wize common stock. Copernicus further acknowledges that (i) it has been provided with, and understand, the reports filed by Wize with the SEC and (ii) it had an adequate opportunity to ask questions of, and receive answers from, Wize as well as Wize’s officers, employees, agents and other representatives concerning Wize’s business, operations, financial condition, assets, liabilities and all other matters relevant to its investment in Wize’s securities.

5.4.            Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COPERNICUS HEREBY DISCLAIMS ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY WARRANTIES REGARDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NONINFRINGEMENT, WITH RESPECT TO THE LICENSED PATENTS, INCLUDING WITHOUT LIMITATION ANY WARRANTY THAT THE LICENSED PATENTS OR ANY PRODUCT ARE OR WILL BE SHOWN TO BE SAFE OR EFFECTIVE FOR ANY INDICATION, THAT ANY PRODUCT CAN BE SUCCESSFULLY DEVELOPED BY USE OF THE LICENSED PATENTS.

5.5.            Liability Limitation. IN NO EVENT SHALL COPERNICUS BE LIABLE TO WIZE OR ANY OF ITS AFFILIATES OR SUBLICENSEES FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOSS OF PROFITS) ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, INCLUDING ITS PERFORMANCE OR ANY BREACH, DELAY OR DEFAULT. THIS LIMITATION SHALL APPLY WHETHER A CLAIM ARISES IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

6.            REPRESENTATIONS AND WARRANTIES OF WIZE. Except (i) as disclosed in Schedule 5 hereto or (ii) as disclosed in the reports filed by Wize with the SEC, Wize represents and warrants to Copernicus as follows:

6.1.            Organization; Corporate Power. Wize (i) is a legal entity duly organized and validly existing under the Laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Wize has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Wize. This Agreement has been duly executed and delivered by Wize and, assuming the due authorization, execution and delivery by Copernicus, constitutes a legal, valid and binding obligation of Wize, enforceable against it in accordance with its terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.2.            Shares. Any shares of Wize common stock that are issued to Copernicus pursuant to the transactions contemplated by this Agreement (the “Securities”) have been duly and validly authorized by all required corporate action on the part of Wize and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth herein or imposed by applicable securities laws. Certificates representing the Securities shall be imprinted with a legend in substantially the following form:

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS."

6.3.            No Conflict. Wize has neither executed agreements nor granted rights in conflict with its obligations hereunder. The execution, delivery and performance by Wize of this Agreement and the offer and issuance of any Securities to Copernicus hereunder require no consent of, action by or in respect of, or filing with, any Person.

6.4.            Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WIZE DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY PRODUCT THAT WIZE MAY DEVELOP OR SELL, THE VALUE OR LIQUIDITY OF THE SECURITIES OR WIZE BUSINESS OR FINANCIAL POSITION.

6.5.            Limitation of Liability. IN NO EVENT SHALL WIZE BE LIABLE TO COPERNICUS OR ANY OF ITS AFFILIATES OR SUBLICENSEES FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOSS OF PROFITS) ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, INCLUDING ITS PERFORMANCE OR ANY BREACH, DELAY OR DEFAULT. THIS LIMITATION SHALL APPLY WHETHER A CLAIM ARISES IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.             OTHER COVENANTS OF THE PARTIES.

7.1.            Commercially Reasonable Efforts. Subject to Copernicus’ compliance with the provisions of this Agreement and the Development Agreement and taking into account the development milestones set forth herein, Wize agrees as follows: (a) to use Commercially Reasonable Efforts to develop and commercialize the Licensed Patent candidates within the Field, (b) if the results of the Development Program so justify in Wize’s good faith business judgment, to conduct clinical trials and seek regulatory approval for the Products, and (c) to commercially market, sell and distribute one or more Products, including without limitation through a commercialization partner.

7.2.            No Inconsistent Agreements. Copernicus agrees that it will not, during the term of this Agreement, enter into any agreement that would conflict with the rights granted to Wize under this Agreement.

7.3.            Due Diligence. Wize may conduct a due diligence examination of Copernicus and its business, including financial, technological/IP and legal due diligence, following execution of this Agreement and until the earlier of (i) the Closing and (ii) termination of this Agreement in accordance with its terms. To that end, Copernicus will give Wize and its respective attorneys, accountants and other advisors access to any and all personnel, advisors, facilities, books, records and other information that they may reasonably request.

7.4.            Rule 144. With a view to making available to Copernicus the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit Copernicus to sell Securities of Wize (if such are issued to Copernicus hereunder) to the public without registration, Wize shall:

    7.4.1.      make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times, including timely filing of all periodic reports and other materials required to be filed with the SEC; and

    7.4.2.      furnish to Copernicus, so long as Copernicus owns any Securities, upon request (A) to the extent accurate, a written statement by Wize that it has complied with the reporting requirements of Rule 144, (B) a copy of the most recent annual or quarterly report of Wize and such other reports and documents so filed by Wize, and (C) such other information as may be reasonably requested in availing Copernicus of any rule or regulation of the SEC that permits the selling of any such securities without registration.

7.5.            Financings. Copernicus shall, and shall cause its subsidiaries and representatives to, use reasonable commercial efforts to provide all such reasonable cooperation in connection with any financing to be raised by Wize as may be reasonably requested by Wize, including (i) making members of senior management and advisors of Copernicus reasonably available for customary due diligence sessions, road shows and presentations, in each case upon reasonable notice at times and locations to be agreed and to the extent necessary and otherwise in a manner that does not unreasonably interfere with the conduct of the business of Copernicus, and (ii) subject to customary confidentiality arrangements, providing due diligence materials to the financing sources. Wize shall reimburse Copernicus for any reasonable and documented out-of-pocket expenses incurred by it and its representatives in performing their obligations under this Section 7.5.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.6.          Confidentiality; Public Announcements.

  7.6.1.      Recipient shall keep and hold Confidential Information of Disclosing Party in confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of this Agreement, without Disclosing Party’s prior written consent.  Recipient shall not disclose any such Confidential Information to any Person without Disclosing Party’s prior written consent, except to its and its Affiliates’ employees, consultants and agents, as necessary for purposes of performing Recipient’s duties hereunder, under the terms and conditions no less protective of the Confidential Information than the terms and conditions of this Section 7.6.  The obligations of confidentiality under this Section shall last until the earlier of (i) applicable Confidential Information is no longer secret and confidential or (ii) two years following the termination of this Agreement.

  7.6.2.      Notwithstanding anything herein to the contrary, Recipient may disclose Confidential Information of Disclosing Party to the extent necessary to: (a) comply with applicable laws (which, in the case of Wize, includes applicable securities laws and stock exchange regulations) or order of a governmental agency or court of competent jurisdiction, (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product or (c) prosecute or defend litigation; provided that if Recipient is required by law to make any such disclosure of Disclosing Party’s Confidential Information, it will seek to give advance notice to Disclosing Party of such disclosure requirement and will cooperate with such Disclosing Party to secure a protective order or confidential treatment of the Confidential Information required to be disclosed.  In addition, notwithstanding anything herein to the contrary, Recipient may disclose Disclosing Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following instances:  (i) in order for it to fulfill its obligations herein and to conduct its ordinary course of business, to its subcontractors, vendors, outside legal counsel, accountants and auditors under obligations of confidentiality substantially similar in scope to the confidentiality obligations herein; (ii) in connection with prosecuting and enforcing intellectual property rights in connection with Recipient’s rights and obligations pursuant to this Agreement; and (iii) in connection with exercising its rights hereunder, to its Affiliates, potential and future bona fide collaborators (including sublicensees, potential and permitted acquirers or assignees and potential investment bankers, investors and lenders).

  7.6.3.      Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to advisors (including financial advisors, attorneys and accountants), potential and existing bona fide investors, financing sources, merger or other business partners and acquirers, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent required by applicable law (which, in the case of Wize, includes applicable securities laws and stock exchange regulations). To the extent that Wize determines it is required to file a copy this Agreement with the SEC or any stock exchange or governmental authority on which securities issued by Wize are traded, Wize will be entitled to make such filings, provided that it requests (if required by applicable SEC regulations) confidential treatment of the trade secrets, confidential commercial and financial information, commercial terms or sensitive technical terms contained in this Agreement, and that in any event that it redacts such terms and information from the Agreement if it determines that it required by law to file the Agreement with the SEC, in each case, to the extent such confidential treatment and redactions are reasonably available under applicable law. In the event of such filing, Wize will provide Copernicus with a copy of this Agreement marked to show provisions for which Wize intends to redact and (if required under SEC regulations) seek confidential treatment and shall in good faith consider requests of Copernicus regarding such confidential treatment that are delivered promptly thereafter if and to the extent consistent with the legal requirements; provided that Wize shall retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as it reasonably determines, based on advice of legal counsel, is required to be so disclosed.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.             INTELLECTUAL PROPERTY INFRINGEMENT MATTERS.

8.1.           Infringement of Licensed Patents by Third Parties; Declaratory Judgment Actions.

  8.1.1.      Notification. Each Party shall use its best efforts to promptly notify the other Party in writing of any alleged, threatened or actual infringement of the Licensed Patents of which it becomes aware (i) in the case of Copernicus, in the Field or outside the Field if it may be relevant for the Field and (ii) in the case of Wize, in the Field (in each case, the “Infringement Notice”) and provide any information available to that Party relating to such infringement.

  8.1.2.      Enforcement Against Infringement in the Field.

  (a)               First Right. If Copernicus becomes aware that any Licensed Patent is infringed by a Third Party by activities relating to any Licensed Product in the Field (in whole or in part) (“Competitive Infringement”), Copernicus shall have the first right, but not the obligation, to initiate, prosecute and control any action with respect to such Third-Party infringement, by counsel of Copernicus’ choice (that is reasonably acceptable to Wize) and at its own expense, to secure the cessation of the infringement and/or to bring suit against the infringer.

  (b)               Back-Up Right. If Copernicus (i) does not choose to exercise its first right to enforce the Licensed Patents against any given Competitive Infringement within 135 days after first notice between the Parties with respect to a particular infringer under subsection (a) or (ii) does choose the same but fails to diligently pursue such enforcement, then Wize shall have the right, but not the obligation, to initiate, prosecute and control any action with respect to such Third-Party infringement, by counsel of Wize’s choice and at its own expense, to secure the cessation of the infringement and/or to bring suit against the infringer.

  8.1.3.      Cooperation. The Party that does not bring any such action or proceeding as permitted under this Section agrees to be joined as a party plaintiff at the prosecuting Party’s request and to give the prosecuting Party reasonable assistance and authority to control, file and prosecute the suit as necessary. In addition, the non-prosecuting Party’s affiliated inventor(s) on the patent being enforced shall cooperate in the suit at the prosecuting Party’s expense (on a reimbursement of expenses, purely pass-through basis). The prosecuting Party shall reimburse (on a purely pass-through basis) all reasonable expenses of such cooperation of such other Party.

  8.1.4.      Recoveries. Any damages or other monetary awards recovered in a suit prosecuted by a Party or its Affiliate or sublicensee pursuant to this Section against Third-Party infringement of the Licensed Patents with respect to Competitive Infringement shall (i) be applied first to reimburse the costs and expenses of the Parties in conducting such suit (including the internal costs and expenses specifically attributable to such suit) on a pro rata basis and (ii) any remaining amounts shall be retained by Wize (if it is the prosecuting Party) or be transferred thereto (if Copernicus is the prosecuting Party); it being agreed that such remaining amounts retained or transferred to Wize shall constitute Net Sales for purposes of royalty payments hereunder, and that Wize shall promptly pay to Copernicus or Copernicus shall retain (as the case may be) the amount of royalties owed to Copernicus with respect to such Net Sales.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.2.            Declaratory Judgment Actions. If a Third Party brings a declaratory judgment or other action alleging non-infringement of, or contesting the breadth of, or contesting the validity or enforceability of any Licensed Patent Specific to the Field, then Copernicus shall have the first right (which it shall exercise or not within 135 days after learning of the action) to defend and control the defense of such suit, at its own expense. If Copernicus does not exercise such right timely, then Wize shall have the right to defend and control the defense of such action, at its own expense (except that such expenses may be credited and offset against any amount payable to Copernicus hereunder).

8.3.            Enforcement Against Infringement outside the Field. If any Licensed Patent is infringed by a Third Party by activities that do not constitute Competitive Infringement (i.e., infringement with products that are not Licensed Products or infringement that is not specific to the Field), then Copernicus shall have the sole right to bring and control any such action by counsel of its own choice and at its own expense, whereas Wize shall have the right to participate in such action as an observer and be represented by counsel of its own choice at its own expense. Copernicus shall not bring any such action without first discussing the matter with Wize and considering Wize’s comments.

9.            PATENT PROSECUTION MATTERS.

9.1.            Control Over Patent Matters not Specific to the Field. Copernicus will use commercially reasonable efforts to prosecute, obtain, maintain and renew the patents and applications included in the Licensed Patents that are not Licensed Patents Specific to the Field, all in Copernicus’ own name. Copernicus shall bear all costs associated with such filing, prosecution and maintenance. Copernicus shall keep Wize fully informed of (including by providing to Wize advanced drafts of material planned correspondence and material filings with patent offices worldwide and promptly delivering copies of material office actions and the like received from such offices), and shall confer with Wize and give Wize a reasonably opportunity to provide advance comments and input regarding such prosecution and maintenance. Copernicus shall consider Wize’s comments with respect to such proposed filings, to the extent relevant to Licensed Products or their manufacture or use within the scope of the license granted hereunder and shall also provide Wize with copies of material substantive actions and communications received from such patent authorities with respect to such Patents, reasonably promptly after receipt by Copernicus.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

If Copernicus elects to abandon, not to file or declines to pursue prosecution of the patent application that is included in the Licensed Patents, or to maintain any patents included in the Licensed Patents in any one or more countries, then it shall give notice of such election to Wize reasonably promptly, but in any event at least 60 days, before any filing or payment of fees is required for such prosecution or maintenance. In such event, Wize may (but is not obligated), with notice to Copernicus, elect to continue the prosecution of such patent application (or maintenance of such patent) at Wize’s expense (except that such expenses may be credited and offset against any amount payable to Copernicus hereunder), it being agreed that (i) Copernicus shall retain all ownership rights to any patents that may issue or that are included in the Licensed Patents, (ii) Copernicus shall promptly provide Wize with all pertinent files, correspondence, records, information and other documents relating thereto in its control, and take all other actions reasonably necessary to transfer to Wize the authority to prosecute, maintain and file for such Patent (including its progeny), in the name of Copernicus, in the applicable country(ies).

9.2.            Control Over Patent Matters Specific to the Field. Copernicus shall also be solely responsible for, and undertakes to use Commercially Reasonable Efforts to pursue, the filing, prosecution and maintenance activities with respect to all Licensed Patents Specific to the Field. If Copernicus does not do so, then, without derogating from Copernicus’ other obligations hereunder, Wize shall have the right to, but not be obliged to, assume in the name of Copernicus the filing, prosecution and maintenance activities with respect to all Licensed Patents Specific to the Field and the provisions of Section 9.1 shall apply, mutatis mutandis (it being agreed that Wize’s expenses may be credited and offset against any amount payable to Copernicus hereunder).

9.3.            Patent Term Extensions. If any patent term extensions are available with respect to any Licensed Patent Specific to the Field, then Wize shall be entitled in its sole discretion to decide whether to apply for such extension with respect to Licensed Products for the Field. Copernicus shall fully cooperate with Wize to seek any such extensions that Wize elects to pursue.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.          ROYALTY REPORTS AND ACCOUNTING.

10.1.         Royalty Reports; Records. During the term of this Agreement, but only after commercial introduction of the first Product, Wize shall furnish or cause to be furnished to Copernicus on a quarterly basis a written report or reports (the “Royalty Report”) covering Wize’s fiscal quarters within [***] days after the end of each quarter (currently ending on or about the last day of March, June, September and December; each such fiscal quarter being sometimes referred to herein as a “royalty period”) showing:

(a)               the Net Sales of all Products for each country during the royalty period;

(b)               the royalties, payable in Dollars, which shall have accrued hereunder in respect to such Net Sales;

(c)               the deducted amounts used to calculate Net Sales;

(d)               the Non-Royalty Sublicense Revenues and the sublicense fees, if any, payable in Dollars, which shall have accrued hereunder in respect to such Non-Royalty Sublicense Revenues; and

(e)               the exchange rates used in determining the amount of Dollars.

With respect to sales of Products invoiced in Dollars, the Net Sales and royalty payable shall be expressed in Dollars. With respect to sales of Products invoiced in a currency other than Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the country where such sale was made together with the Dollar equivalent of the royalty payable, calculated using the average of the exchange rate published by the Wall Street Journal for the country in question for the last business day in each week (i.e., Friday) during the fiscal quarter for which a report is required.

Wize, and its Affiliates and Sublicensees, shall keep contemporaneous, legible, verifiable and accurate records in reasonable detail to enable the amounts payable under this Agreement to be audited in accordance with Section 10.3 below.

10.2.         Payment Due Dates. Royalties shown to have accrued by each Royalty Report provided for under Section 10.1 of this Agreement shall be due and payable on the date such Royalty Report is due. Payment of royalties in whole or in part may be made in advance of such due date. All royalty and other payments due to Copernicus hereunder, shall be made in Dollars and delivered to the single account specified by Copernicus from time to time. If any payment due hereunder is not made when due, the payment shall accrue interest beginning on the [***] day following the due date thereof, calculated at the annual rate of [***] percent ([***]%) over the prime interest rate quoted by the Wall Street Journal on the date such payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event shall such annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Such interest and the payment and acceptance thereof shall not negate or waive the right of Copernicus to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.3.        Right to Audit.

10.3.1.  Wize shall keep accurate records of account on behalf of itself and its Affiliates, for the purposes of compliance with its obligations hereunder, and shall maintain them for at least five (5) years from the date of their creation. Upon the written request of Copernicus, at Copernicus’ expense and not more than once in each Wize fiscal year, Wize and its Affiliates shall permit an independent public accountant or auditor or other representative of Copernicus (the “Auditor”), selected by Copernicus but not regularly employed by Copernicus and reasonably acceptable to Wize, to have access at reasonable times mutually agreed by Copernicus and Wize to those records of Wize and its Affiliates as may be reasonably necessary to verify the accuracy of the Royalty Reports furnished by Wize hereunder in respect of any royalty period ending not more than one year prior to the date of such request. The Auditor shall be required to execute a confidentiality agreement in form and substance reasonably satisfactory to Wize prior to commencing any such audit. Copernicus acknowledges that the Auditor shall conduct its audit in such a manner so as to not unreasonably interfere with Wize’s or its Affiliates’ business.

10.3.2.  Wize shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain records of sales of Product made pursuant to such sublicense, and to grant access to such records by Wize’s independent accountant subject to substantially similar terms and conditions as stated in this Section 10.3. Upon receipt of any written request by Copernicus, at Copernicus’ expense, Wize shall cause an independent auditor selected by Wize but reasonably satisfactory to Copernicus to exercise such audit rights with respect to any Sublicensees and to cause such auditor to provide a written report to Copernicus describing the results of such audit; provided, however, that Copernicus shall have no right to request an audit of any Sublicensee in any calendar year in which Wize has already audited such Sublicensee for the same royalty period which Copernicus desires to audit, provided that such audit is conducted by such an independent auditor and that the report is sufficient to provide Copernicus with substantially similar information as the information required under Section 6.3(a) to verify the accuracy of the Royalty Reports. In the event that Wize does not promptly perform an audit which has been properly requested by Copernicus, Copernicus shall have the right, at its expense, to conduct the audit.

10.3.3.  In the event that the amount of any underpayment of royalties is in excess of five percent (5%) of the total royalties due to Copernicus with respect to the period covered by the report, Wize shall be responsible for the reasonable expenses of the audit in which the underpayment was discovered. Any overpayment of royalties shall be fully creditable against future royalties payable in subsequent royalty periods. In the event there is no further obligation to pay royalties hereunder, Copernicus shall pay Wize the portion of such overpayment not credited within thirty (30) days after such obligation ceased, less any payment due Copernicus hereunder.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.3.4.  Upon the expiration of twelve (12) months following the end of any Wize fiscal year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Copernicus and Wize, and except for fraud or intentional misrepresentation, Copernicus, Wize and its Affiliates shall be released from any liability or accountability with respect to royalties for such fiscal year.

10.3.5.  If the Auditor’s report shows any underpayment of royalties, Wize shall remit, or shall cause its Affiliates or Sublicensees to remit, to Copernicus the amount of such underpayment within thirty (30) days after Copernicus’ receipt of the Auditor’s report.

11.          INDEMNIFICATION.

11.1.         Indemnification by Copernicus. Copernicus shall indemnify, defend, and hold harmless Wize and its Affiliates, and each of Wize's and its Affiliates' respective officers, directors, employees, agents, successors, and assigns (each, a "Wize Indemnitee") against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including without limitation reasonable attorneys’ fees and witness fees) (collectively, “Losses”) arising out of or resulting from any demand, claim, suit, action, or proceeding (each an "Action") initiated by a Third Party (each a “Third-Party Claim”) against any Wize Indemnitees(s) to the extent that such Third-Party Claim relates to, arises out of, or results from (i) Copernicus' breach or alleged breach of any representation, warranty, covenant, or obligation under this Agreement; (ii) the gross negligence or willful misconduct of any Copernicus Indemnitee (defined below); (iii) the distribution, research, development, manufacture, storage, handling, use, sale, offer for sale or importation of any products outside the Field by or for Copernicus or its Affiliates, licensees, distributors or anyone under contract with any of them; or (iv) any infringement Claim brought by a Third Party alleging that the manufacture, use or sale of a Licensed Product (or component thereof) or the Copernicus Intellectual Property Rights infringes the patent rights or other intellectual property rights of the Third Party.

11.2.         Indemnification by Wize. Wize shall indemnify, defend, and hold harmless Copernicus and its Affiliates, and each of Copernicus' and its Affiliates' respective officers, directors, employees, agents, successors, and assigns (each, a "Copernicus Indemnitee") against any and all Losses arising out of or resulting from any Third-Party Claim against any Copernicus Indemnitees(s) to the extent that such Third-Party Claim relates to, arises out of, or results from (i) Wize's breach or alleged breach of any representation, warranty, covenant, or obligation under this Agreement; (ii) the gross negligence or willful misconduct of any Wize Indemnitee (defined below); (iii) the distribution, research, development, manufacture, storage, handling, use, sale, offer for sale or importation of any products in the Field by or for Wize or its Affiliates, licensees, distributors or anyone under contract with any of them; provided that such indemnity shall not apply to the extent Copernicus has an indemnification obligation pursuant to Section 11.1 for such Loss.

11.3.         Indemnification Procedure. A Party whose Wize Indemnitee or Copernicus Indemnitee is entitled to be indemnified pursuant to this Section 11 (each, an “Indemnitee”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any Third Party Claim and cooperate with the Indemnifying Party at such Indemnifying Party's sole cost and expense in defending against such Third Party Claim. The Indemnifying Party shall promptly take control of the defense and investigation of the Third Party Claim and shall employ counsel reasonably acceptable to Indemnitee to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnifying Party shall not settle any Third Party Clsim for anything other than money damages without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnitee's failure to perform any obligations under this section shall not relieve the Indemnifying Party of its obligation under this section except to the extent the Indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing. If the Parties cannot agree as to the application of Sections 11.1 and 11.2 to any Loss or Third-Party Claim, the Parties may conduct separate defenses of such Third-Party Claim. In such case, each Party further reserves the right to claim indemnity from the other in accordance with Sections 11.1 and 11.2 upon resolution of such underlying Third-Party Claim.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.          TERM; TERMINATION.

12.1.        Term. Unless terminated sooner pursuant to the provisions below, this Agreement shall become effective as of the Agreement Date and shall continue in full force and effect, on a country-by-country basis, until the later of (i) 12 years after first marketing approval is granted in the applicable jurisdiction with respect to the Licensed Product and (ii) the date on which the Licensed Patent in such jurisdiction expires (the “Term”).

12.2.        Termination Rights. This Agreement may be terminated upon the occurrence of any of the following:

12.2.1.  by either party if a court having jurisdiction shall enter a decree or order for relief in respect of the other party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for that other party or for any substantial part of that party’s property, or order the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive business days; or

12.2.2.  by either party if the other party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in any involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) for any substantial part of that other party’s property, or make any general assignment for the benefit of creditors, or shall take any action in furtherance of any of the foregoing; or

12.2.3.  by either party upon or after the material breach of any provision of this Agreement by the other party if such material breach is not cured within [***]days after written notice thereof to the party in default; or

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.2.4.  the mutual agreement of the parties to terminate the Agreement; or

12.2.5.  by either party, at any time prior to the Closing Date, in the event that the Closing shall not have occurred on or before the date that is ninety (90) days after the Agreement Date (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.2.5 shall not be available to any party hereto whose failure to perform fully its obligations under this Agreement has materially contributed to or caused the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

12.2.6.  by Copernicus, at any time following the date that is 180 days following the Closing Date and until 60 days thereafter, if Wize shall have not completed, at any time between the Agreement Date and 180 days following the Closing, (i) one or more financings resulting in aggregate gross proceeds to Wize of at least [***] million or (ii) any other strategic transaction that results in Wize having immediate access to at least [***] in cash (the “$[***] Financing”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.2.6 shall not be available to Copernicus if Copernicus’s failure to perform its obligations under this Agreement has materially contributed to or caused the failure of Wize to timely consummate such $[***]Financing; or

12.2.7.  by Wize, for any reason, upon [***] days prior written notice to Copernicus; provided that, as a condition for such termination, Wize shall simultaneously pay any payments accruing hereunder prior to such termination.

12.3.        Rights Upon Termination or Expiration. Upon expiration or termination of this Agreement, the rights and obligations of the parties shall cease, except as set forth below.

12.3.1.  Upon expiration or termination for any reason, the obligations of confidentiality and use of Confidential Information under Section [7.6] shall survive for the period provided therein, and Sections 11, 12, 13 and 14, and any other section that by its terms is intended to survive termination or expiration, shall survive the termination of this Agreement.

12.3.2.  Expiration or termination of this Agreement shall not relieve the parties of any other obligation accruing prior to such termination.

12.3.3.  All rights licensed to Wize pursuant to this Agreement shall immediately cease; provided, however, that Wize, its Affiliates, and Sublicensees shall be permitted to sell or dispose of any finished goods inventory or work-in-process inventory of any Product as of the date of termination, subject to the compliance with the terms of this Agreement, including any payment of royalties or other payments that would be due on account of the Net Sales of such finished or work-in-process inventory but for such termination.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

13.          DISPUTE RESOLUTION.

13.1.        Arbitration. All controversies or claims arising out of or relating to this Agreement or the subject matter hereof (“Claims”) shall be resolved by binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association (“AAA”); provided, however, that a party may seek injunctive relief to prevent a violation of the provisions of this Agreement.

13.2.        Procedures. Arbitration shall be held before a single arbitrator selected in accordance with the procedures of the AAA. The parties shall use reasonable efforts to select the arbitrator within thirty (30) calendar days after submission for arbitration. The arbitrator shall have general familiarity with the business in which the parties are engaged, shall have general familiarity with agreements of the general kind as this Agreement, and shall not be Affiliates of either Party. In the event of the failure of the parties to agree as to the identity of the arbitrator within said 30 days, the arbitrator shall be appointed by the AAA within fifteen (15) business days thereafter. The arbitration tribunal shall conduct the arbitration in New York, NY, and apply such procedural rules as the arbitrators determine are necessary or appropriate in the circumstances and shall specify the same at the commencement of the arbitration and the substantive law set forth in Agreement.

13.3.        Decision of the Arbitrator. The decision of the arbitrator shall be final and binding upon all parties, and not subject to any appeal, to the fullest extent permitted by applicable law, and shall deal with the question of costs of arbitration and all matters related thereto. The arbitrator may in his or her discretion award costs, including legal fees, to the prevailing party. Decisions of the arbitrator shall be in writing, and shall set forth the reasons therefor and, to the extent applicable, the manner in which the amount of the award was calculated.

13.4.        Judgment. Judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof. Any monetary award arising from the arbitration proceedings shall include interest from the date of any damages incurred for breach or other violation of this Agreement and from the date of the award, until paid in full, at a rate to be fixed by the arbitrator. Any costs, fees, including, without limitation, attorneys’ fees, or taxes incident to enforcing an arbitral decision rendered in accordance with this Section shall be charged against the non-prevailing party.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.           MISCELLANEOUS.

14.1.        Expenses. Each Party will be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement (including any broker or finder fees pertaining to the proposed transaction).

14.2.        Governing Law; Venue. This Agreement and any disputes arising out of or relating to this Agreement, shall be governed by the laws of the State of New York (excluding its choice of law rules). Without derogating from Section 13, the parties consent to the exclusive personal jurisdiction of all courts sitting within New York, NY, for resolving all disputes arising out of or in connection with this Agreement. Each Party hereby waives any and all defenses it may have to the jurisdiction and venue of such courts, including a defense that such a court may not assert personal jurisdiction over such Party, or of forum non conveniens.

14.3.        Severability. Both parties hereby expressly acknowledge and agree that it is the intention of neither party to violate any public policy, statutory or common law, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries and specifically agree that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, then in such event such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

14.4.        Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested) postage prepaid, or by a nationally recognized overnight courier, or by facsimile (with confirmation of receipt) or email, to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Notices shall be deemed given (i) upon delivery if delivered in person, (ii) three (3) days after deposit in the mail if mailed, (iii) one (1) business day after deposit with a reputable overnight courier service for overnight delivery, (iv) one business day after transmission by telecopier with confirmation of receipt, or (v) one business day after delivery via email.

In the case of Copernicus:

Copernicus Therapeutics, Inc.

11000 Cedar Ave., Suite 145

Cleveland, OH 44106

Email: rmoen@cgsys.com

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

with a required copy (which shall not constitute notice) to:

C. Kevin Kelso, Esq.

Weintraub Tobin

400 Capitol Mall, 11th Floor

Sacramento, CA 95814

Fax: (916) 446-1611

In the case of Wize:

Wize Pharma, Inc.

5b Hanagar Street

Hod Hasharon 4527708

Israel

Email: noam@wizepharma.com and or@wizepharma.com

with a required copy (which shall not constitute notice) to:

Goldfarb Seligman & Co.

Address: Ampa Tower, 98 Yigal Alon Street, Tel Aviv 67891, Israel

Attention: Ido Zemach, Adv.

Fax: +972-3-608-9909

Email: ido.zemach@goldfarb.com

14.5.        Amendment. The parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto.

14.6.        Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and all express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.

14.7.        Waiver. The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provisions.

14.8.        No Implied Licenses. Except as expressly and specifically provided under this Agreement, the parties agree that neither party is granted any implied rights to or under any of the other party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

14.9.        Injunctions. The parties agree that any breach or threatened breach by one party of the confidentiality provisions contained in this Agreement will cause substantial harm to the other party that cannot be remedied by monetary damages, and therefore each party agrees that either party shall be have the right to obtain equitable remedies, without bond, including injunctions and repossession of Confidential Information, to abate actual or threatened breaches of the confidentiality provisions of this Agreement.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.10.      Independent Contractors. The parties agree that the relationship of Copernicus and Wize established by this Agreement is that of independent licensee and licensor. Furthermore, the parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other party, or otherwise act as an agent for the other party for any purpose.

14.11.      No Third Party Beneficiaries. Except as expressly provided in Section 11 (Indemnification), all rights, benefits and remedies under this Agreement are solely intended for the benefit of Copernicus and Wize, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement, (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the parties.

14.12.      Expenses. Each party shall bear its own costs and expenses related to this Agreement and the transactions contemplated hereunder.

14.13.      Assignment. Neither party shall have the right or power to assign any rights or obligations under this Agreement without the consent of the other party, except that (i) either party may assign this Agreement (as a whole) to one or more of its Affiliates provided that such assignee delivers to the other party a written assumption agreement with such other party agreeing to assume and perform all obligations under this Agreement and that the assigning party remains responsible and liable for such party’s representations, warranties and covenants in this Agreement; (ii) Wize may sublicense its rights in accordance with this Agreement; and (iii) either party may assign this Agreement (as a whole) in connection with a Chane of Control to the surviving or acquiring entity of such Party if: (a) assignor is not then in material breach of this Agreement; (b) such Party provides written notice of the assignment prior to the effective date of the assignment; and (c) receives from the assignee, in writing, an agreement to be bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and explicitly permitted assigns of the parties. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void.

14.14.      Bankruptcy; Intellectual Property. All rights and licenses granted under or pursuant to this Agreement by a bankrupt party to the other party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The parties agree that all intellectual property rights licensed hereunder, including without limitation any Licensed Patent in any country covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country. Wize shall be entitled to all similar protections as licensee under bankruptcy laws of other countries.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

14.15.      Construction. Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable. Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” Each party acknowledges that it has participated in the drafting of this Agreement and, therefore, any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

14.16.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. Facsimile or electronic signatures shall be as effective as originals.

[Remainder of this page intentionally left blank]

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties have executed this Exclusive License Agreement as of the date first written above.

WIZE PHARMA, INC.

By:	/s/ Noam Danenberg
Name/Title: Chief Executive Officer

COPERNICUS THERAPEUTICS, INC.

By:	/s/ Robert C. Moen
Name: Robert C. Moen
Title: President & CEO
Date: September 4, 2019

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A

LICENSED PATENTS

EXHIBIT C

[***]

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

General

•	Development Plan (Gant & Timeline): See Exhibit F to the Agreement. For the sake of clarity, the development services shall include the manufacturing and supply of Products as part of the development plan, for preclinical and clinical trials and studies.
•	Development Fees: In consideration for the development services, Wize shall pay Copernicus (i) the cash fees described in Exhibit F to the Agreement (which, notwithstanding anything to the contrary hereunder, shall not exceed the Maximum Development Fee (as defined in Exhibit F)) and (ii) the development milestone payments described below. For the sake of clarity, the development services and the fees paid therefor include any payments to third parties that Copernicus may make in connection with activities relating to the development plan for the Products.
•	Committee: The parties shall form a Development Steering Committee which shall consist of three members – one representative from each party and a third member who shall be selected by Wize out of a list of five (5) candidates (each of whom must be a neutral industry expert) proposed by Copernicus.

°

The Committee’s purpose shall be to monitor the Development Plan, including (i) discuss and review the progress thereof, (ii) set targets or goals (within the framework of the Development Plan) for the development work for each of the development fees/payments set forth in Exhibit F, and (iii) confirm that such targets or goals are achieved before the next payment is due (provided, however, that the Committee shall not have any authority to change the Fixed Development Fee (as defined in Exhibit F)).

°	The Committee shall meet when it deems necessary and, in any event, at least once a month.
°	Any payments to advisors to the Committee are included within the development fees.
°	All the decisions of the Committee shall be made by a simple majority and each member of the Committee shall have one vote.

•	Orphan Drug Designation: Copernicus intends to seek Orphan Drug designation for one or more Licensed Products, if appropriate.

•	Termination: The Development Agreement shall include customary termination provisions, including (i) termination by Wize upon a mutually agreed upon advance prior written notice period and, in relation thereto, provisions for payment by Wize for amounts that Copernicus cannot recover for Long-Term Commitments (i.e., agreements entered into by Copernicus with third parties with respect to the development services, which agreements (i) have been reviewed by, and consulted with, the Committee and (ii) are not terminable without penalty within [***] days), (ii) termination by Wize upon written notice (without the need to pay a termination fee), as described on Exhibit F, following completion of (A) Development Phase 1 (but before commencement of Development Phase 2 (as defined in Exhibit F)) or (B) Development Phase 2 (as defined in Exhibit F), (iii) failure to meet the $[***]Financing within 180 days following the Closing, and (iv) if the License Agreement is validly terminated.

•	Change of Control – Copernicus shall not effect a Change of Control without Wize’s prior written approval unless, as part of such Change of Control, Copernicus ensures that Robert C. Moen continues, whether as an employee or consultant to Copernicus, to be actively involved and supervise the development services on behalf of Copernicus.

Development Milestone Payments

* The number of Wize shares set forth below are subject to adjustment in case of stock split, reverse stock split or similar reclassification. This includes a merger or consolidation or redomiciling Wize that does not involve a Change of Control of Wize (in which case, the number of Wize common stock to be issued shall be converted into a number of shares of the other party to the transaction in the same exchange ratio that a Wize shareholder shall have received in such transaction).

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

In addition to the Development Fees, Copernicus shall be entitled to issuance of up to, in the aggregate, [***] shares of Wize common stock (such shares, the “Contingent Shares” and the maximum number thereof, the “Maximum Contingent Shares”) subject to the timely attainment of the following milestones:

•	Milestone 1: Wize shall issue [***] shares of its common stock to Copernicus within 30 days after the closing of the $[***] Financing.
•	Milestone 2: Wize shall issue [***] shares of its common stock to Copernicus within 30 days after satisfaction of the following milestone: filing of the first application for an Investigational New Drug (IND) in the United States utilizing the Technology within the timeframe set forth in the Development Plan (Exhibit F). Subject to Copernicus’s timely satisfaction of the applicable milestones set forth in the Develoment Agreement, Wize agrees to make such a filing by no later than twenty-four (24) months after the date of completion of the $[***] Financing.
•	Milestone 3: Wize shall issue [***] shares of its common stock to Copernicus within 30 days after satisfaction of the following milestone: enrollment of first patient in a Phase 1/2 study within the timeframe set forth in the Development Agreement. Subject to Copernicus’s timely satisfaction of the applicable milestones set forth in the Develoment Agreement, Wize agrees to commence such enrollment by no later than One Hundred Twenty (120) days after approval of the IND.
•	Milestone 4: Wize shall issue [***] shares of its common stock to Copernicus within 30 days after satisfaction of the following milestone: enrollment of first patient in a Phase 3 study within the timeframe set forth in the Development Agreement. Subject to Copernicus’ timely satisfaction of the applicable milestones set forth in the Development Agreement, and assuming “successful completion” (i.e., statistical significant improvement according to the primary endpoint of the protocol) of the Phase 1/2 study, Wize agrees to commence such Phase 3 or similar study and enrollment by no later than 180 days after completion of Phase 1/2 study provided adequate financing is available.
•	Milestone 5: Wize shall issue [***] shares of its common stock to Copernicus within 30 days after satisfaction of the following milestone: enrollment of last patient in a Phase 3 study within 30 months after approval by FDA of Phase 3 trial design.
•	Milestone 6: Wize shall issue [***] shares of its common stock to Copernicus within 30 days after satisfaction of the following milestone: Biologic License Application or equivalent approval within the timeframe set forth in the Development Agreement. BLS application shall occur within nine months of completion of the Phase 3 clinical trial, assuming timely payment by Wize of amounts pursuant to the development plan.

Delays: Other than for Milestone 1, failure to timely achieve a milestone in accordance with the timetable set forth for each milestone in the Develoment Agreement shall mean that such milestone payment shall (i) stay the same and not be reduced if the delay is of up to [***] days; (ii) be reduced by [***]% if delayed by more than [***] days but less than [***] days; (iii) be reduced by [***]% if delayed by more than [***] days but less than [***] days; (iv) be reduced by [***]% if delayed by more than [***] days but less than [***] days; (v) be reduced by [***]% if delayed by more than [***] days but less than [***]; and (vi) thereafter, be canceled.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

By way of example of the foregoing only, if Copernicus attains Milestone 6 (Biologic License Application or equivalent approval) (i) before, at, or not more than 30 days after the timing set therefor in the Development Plan, then Copernicus shall be entitled to [***] shares of Wize common stock, (ii) 45 days after the timing set therefor in the Development Plan, then Copernicus shall be entitled to [***] shares of Wize common stock, (iii) 75 days after the timing set therefor in the Development Plan, then Copernicus shall be entitled to [***] shares of Wize common stock, or (iv) 120 days after the timing set therefor in the Development Plan, then Copernicus shall be entitled to [***] shares of Wize common stock.

Wize Change of Control/Going Private: Notwithstanding the foregoing, if at any time prior to the issuance of the Contingent Shares, Wize consummates a Change of Control that results in the Wize common stock no longer being traded or quoted on any stock exchange or automatic quotation system (the “Exit Sale”), then Copernicus shall be entitled, commencing with the closing of the Exit Sale (i.e., if the Exit Sale occurs after a specific Milestone has been paid, the payment described below applies only to the Milestones met thereafter), in lieu of the aforesaid contingent issuance of Wize common stock (but subject to the same reduction applicable to delays described above, to cash consideration, as follows:

°	Milestone 1: Wize shall pay $[***] in lieu of the Milestone 1 stock payment described above.

°	Milestone 2: Cash Payment to Copernicus of $[***] million in lieu of the Milestone 2 stock payment described above.

°	Milestone 2: Cash Payment to Copernicus of $[***] million in lieu of the Milestone 2 stock payment described above.

°	Milestone 4: Cash Payment to Copernicus of $[***] million in lieu of the Milestone 4 stock payment described above.

°	Milestone 5: Cash Payment to Copernicus of $[***] million in lieu of the Milestone 5 stock payment described above.

°	Milestone 6: Cash Payment of $[***] million in lieu of the Milestone 6 stock payment described above.

By way of example of the foregoing only, if Wize consummates, following the attainment of Milestones 1-4 but before Milestones 5 and 6, an Exit Sale, then Copernicus shall be entitled (i) within 30 days following the timely attainment of Milestone 5, to a cash payment of $[***] million (in lieu of the issuance of [***] shares) and (ii) within 30 days following the attainment of Milestone 6, that was met in a delay of 210 days, to a (reduced) cash payment of $[***] million (in lieu of the issuance of [***] shares).

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT D

MANUFACTURING PLAN

▪	Sale price of Products supplied to Wize: Cost plus [__%] for up to the first $[ ] million of supply of Products and, thereafter, for each year - cost plus [__%] for the first $[ ] million of supply of Products in that year and, thereafter, cost plus [__%].
▪	Payment terms: [ ]% upon issuance of the Purchase Order; and the balance upon completion of fulfillment of the Purchase Order.
▪	Copernicus’ expenditures on manufacturing of the Products shall be subject to Wize’s approval, which may not be unreasonably withheld.
▪	Copernicus shall manufacture the Products in accordance with Product Specifications; GMP (Good Manufacturing Practices); Quality Assurance Systems; and applicable rules, regulations and international standards, in each case as shall be described and agreed in the Manufacturing Agreement.
▪	Delivery and acceptance procedures of the Products as well as any manufacturer’s warranty shall be as specified in the Manufacturing Agreement.
▪	The term of the Manufacturing Agreement shall continue for as long as Wize requires manufacture of the Products, unless earlier terminated for events to be specified in the Manufacturing Agreement (e.g., material breach).

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B

Royalty Payments/ Sublicense Fees

Copernicus shall be entitled to receive royalties/sublicensee fees from sales or sublicenses of each Licensed Product, as follows:

•	Royalties: Copernicus shall receive a royalty of [***] percent ([***]%) of Net Sales of up to $[***] million, and a royalty of [***] percent ([***]%) of Net Sales that are in excess of $[***] million. The obligation to pay royalties shall be payable during the Term. The Term shall apply on a country-by-country, Licensed Product by Licensed Product basis.
•	Royalty Stacking: If Wize is required to make any payment to a third party to obtain a license for commercialization of the Licensed Product, it shall be entitled to deduct up to fifty percent (50%) of such third party payments made in a particular calendar year against royalties payable to Copernicus for that year; provided that, the total royalty payment to Copernicus for any one-year period shall not be less than (i) [***] percent ([***]%) for as long as Net Sales are less than $[***] million and (ii) thereafter, [***] percent ([***]%); and provided, further, that such third party payments shall only be creditable against royalties payable to Copernicus for the calendar year in which the third party payment was actually made by Wize.
•	Sublicense Fees: Wize shall pay a portion of all Non-Royalty Sublicense Revenues received by Wize from any permitted Sublicensee to Copernicus in accordance with the following depending upon when the sublicense is entered into:
▪	Prior to filing of IND: [***]%
▪	Prior to initiation of first in-human clinical trial but after after IND is filed: [***]%
▪	After initiation of first in-human clinical trial but before enrollment of last patient in Phase 1/2 trial: [***]%
▪	[***]
▪	After first patient enrolled in Phase 3 trial but before results of Phase 3 trial available: [***]%
▪	After results of Phase 3 trial available but before regulatory submission: [***]%
▪	After regulatory submission but before approval: [***]%
▪	After regulatory approval or anytime thereafter: [***]%

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Non-Royalty Sublicense Revenues” means consideration (net of taxes and other customary deductions) received from any Third Party sublicensee in consideration for the sublicense of the Licensed Patents under a sublicense agreement, including the fair market value of any non-cash consideration, received by Wize; provided that such payments are actual sublicense payments or amounts paid in lieu of royalty advances and are not included in Net Sales; and, for the sake of clarity, excluding (i) purchases of equity or debt of Wize or its Affiliates, including in connection with the acquisition or merger of, or sale of operations by, Wize or its Affiliates, (ii) payments specifically committed under the terms of Wize’s agreement with the permitted sublicensee for the research and development of Licensed Products, (iii) other payments made by a sublicensee where Wize is obligated under the terms of the agreement with the permitted sublicensee to perform services or to provide goods in connection with such payment, (iv) payments actually received by Wize from Third Parties for costs related to general and administrative expenses, product and manufacturing development, co-

development activities, clinical trials, or research and development activities, (v) payments to be used for the costs of procuring intellectual property rights from third parties other than the Licensed Patents which may be necessary for the development of Products, (vi) payment or reimbursement of expenses associated with the sale or transfer of any PRV or other regulatory rights with respect to Licensed Products, or (vii) milestone payments associated with the development or commercialization of Licensed Products by the Sublicensee, relating to the achievement of a development event for which a milestone payment is payable as provided herein.

•	Timing: Wize will make payments to Copernicus quarterly, within [***] days after the end of each calendar quarter (March 31, June 30, September 30, and December 31), of royalty payments due to Copernicus hereunder. Payments will be made via check or wire transfer to an account designated by Copernicus.
•	Other: No multiple royalties or payments will be due because any Licensed Product is covered by more than one Licensed Patent.

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT F

Workplan Contract and Development Plan

As part of this Agreement, Wize agrees that Copernicus will perform the tasks needed to begin a development plan for the Licensed Products and that Wize will pay Copernicus the amounts described below for development work relating to the Licensed Products. The payments by Wize for work through the completion of a Phase 1/2 clinical trial will total $[***] million (the “Fixed Development Fee”), to be paid to Copernicus as follows:

[***]